Exhibit 99.1

eGain Announces Fiscal 2012 Third Quarter Financial Results

New Bookings Up 98% From Year Ago Third Quarter

New Hosting Bookings Up 186% From Year Ago Third Quarter

Total Revenue Of $11.5 Million Up 29% From Year Ago Third Quarter

Sunnyvale, Calif. (May 8, 2012) – eGain Communications (NASDAQ: EGAN), a leading provider of cloud and on-site customer interaction software, today announced financial results for its fiscal 2012 third quarter ended March 31, 2012.

“Our increased revenue and new bookings in the fiscal third quarter reflect the positive momentum we are generating with our solutions in the marketplace,” said Ashu Roy, eGain’s CEO. “We are seeing early returns from sales force investments and distribution partnerships, and our sales pipeline continues to grow. During the quarter we signed a significant new agreement with a Fortune 50 global technology company that represents the first deal through our new partnership with SAP AG. We are optimistic about the potential of this partnership. We continue to experience a significant increase in demand for our hosted service solutions compared to our on-premise solution, which will result in more predictable revenue growth going forward. With our industry leading solutions and improved distribution, we are excited about our prospects for continued growth through the remainder of our fiscal year.”

Fiscal Q3 Financial Highlights

Fiscal third quarter total revenue was $11.5 million, an increase of 29% from the comparable year-ago quarter. License revenue for the fiscal third quarter was $2.8 million, an increase of 67% from the comparable year-ago quarter. Recurring revenue for the fiscal third quarter was $5.8 million, an increase of 12% over the comparable year-ago quarter. Professional services revenue for the fiscal third quarter was $2.9 million, an increase of 40% from the comparable year-ago quarter.

Gross profit for the fiscal third quarter was $8.0 million, an increase of 31% from the comparable year-ago quarter. Gross margin for the fiscal third quarter increased to 70%, from 69% in the comparable year-ago quarter. The recurring revenue gross margin for the fiscal third quarter increased to 77%, from 74% in the comparable year-ago quarter. The professional services gross margin for the fiscal third quarter decreased to 26%, from 31% in the comparable year-ago quarter.

Net loss for the fiscal third quarter was $1.2 million, or a loss of $0.05 per share, compared to net income of $567,000, or $0.03 per share on a basic and $0.02 on a diluted basis, for the comparable year-ago quarter. Net loss for the fiscal third quarter included stock-based compensation expense of $255,000 and interest and tax expense of $253,000, compared to stock-based compensation expense of $54,000 and interest and tax expense of $302,000 in the comparable year-ago quarter.

Fiscal YTD Financial Highlights

Total revenue for the nine months ended March 31, 2012 was $32.7 million, an increase of 4% from the same period last year. License revenue for the nine months ended March 31, 2012 was $8.8 million, a decrease of 25% from the same period last year. The year-over-year decrease in license revenue is attributable to a large one-time license fee received in the first quarter of fiscal 2011. Recurring revenue for the nine months ended March 31, 2012 was $17.3 million, an increase of 16% from the same period last year. Professional services revenue for the nine months ended March 31, 2012 was $6.7 million, an increase of 36% from the same period last year.

Gross profit for the nine months ended March 31, 2012 was $23.2 million, a decrease of 1% from the same period last year. Gross margin for the nine months ended March 31, 2012 decreased to 71%, from 75% for the same period last year. This decrease was due to the decrease in license revenue. The recurring revenue gross margin for the nine months ended March 31, 2012 increased to 77%, from 74% for the same period last year. The professional services gross margin for the nine months ended March 31, 2012 was 16% unchanged from the same period last year.

Net loss for the nine months ended March 31, 2012 was $1.5 million, or a loss of $0.06 per share, compared to a net income of $6.4 million, or $0.29 per share on a basic and $0.27 on a diluted basis, for the same period last year. Net loss for the nine months ended March 31, 2012 included stock-based compensation expense of $520,000 and interest and tax expense of $720,000, compared to stock-based compensation expense of $158,000 and interest and tax expense of $948,000, for the same period last year.

Total cash, cash equivalents and restricted cash decreased to $12.2 million at March 31, 2012, from $12.4 million at June 30, 2011. Cash provided by operations was $1.8 million for the nine months ended March 31, 2012, compared to cash provided by operations of $7.4 million for the same period last year. Deferred revenue increased to $6.4 million at March 31, 2012, compared to $5.8 million at June 30, 2011.

Bookings

New bookings, comprising new license, support and hosting, for the fiscal third quarter were $7.5 million, an increase of 98% from the comparable year-ago quarter. The Company continues to see the trend towards more hosting transactions. Of the total new bookings in the fiscal third quarter, 63% were from new hosting bookings and 37% from new license and support bookings. This compares to 44% from new hosting bookings and 56% from new license and support bookings in the comparable year-ago quarter. Gross bookings, comprising new bookings plus existing renewals and billed professional services, for the fiscal third quarter were $12.6 million, an increase of 27% from the comparable year-ago quarter.

New bookings for the nine months ended March 31, 2012 were $21.1 million, an increase of 12% from the same period last year. Of the total new bookings for the nine months ended March 31, 2012, 44% were from new hosting bookings and 56% were from new license and support bookings, compared to 26% from new hosting bookings and 74% from new license and support bookings in the same period last year. Gross bookings for the nine months ended March 31, 2012 were $35.1 million, an increase of 3% from the same period last year. Note that the nine-month comparison is adversely impacted by a very large license deal that occurred in the first quarter of fiscal 2011.

Business Update

•	Signed a hosting agreement with a Fortune 50 leading global technology provider for multichannel service, representing the first deal signed through the company’s new strategic partner SAP AG

•	Signed a hosting agreement with leading healthcare provider in the US for secure, paperless member communication and notification

•	Signed a hosting agreement with a top auto manufacturer to enable interactive sales and service on branded websites

•	Signed a hosting agreement with a European telecom operator for online self-service

•	A large European retailer went live with eGain hosting to enable multichannel service

•	A top US e-tailer went live with eGain hosting to enhance up-selling and online sales conversion

•	Entered into new distribution partnership agreement with Nokia Siemens Network, a leading global technology company focused on the telecom vertical

Product Innovation

•	eGain rated a Leader in Web Support and Contact Center Search categories by premier industry publication CRM magazine, earning top scores for product functionality and customer satisfaction

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eGain featured in the 2012 KMWorld list of “100 Companies that Matter in Knowledge Management” for the sixth consecutive year and recognized for continued innovation in multichannel knowledge management for sales and service

Fiscal 2012 Updated Guidance

At the start of fiscal 2012, based on an initial estimate of 65% license and 35% hosting split for fiscal 2012, we estimated our revenue growth for fiscal 2012 to be between 22% and 27%. In the first nine months of fiscal 2012, the booking split has been 51% license and 49% hosting. Looking ahead, we see a continuing trend toward more hosting deals and estimate that our booking split for fiscal 2012 will be in the range of 45% license and 55% hosting. As a result, with our fiscal 2012 second quarter financial results we revised our estimate for fiscal 2012 revenue growth to be in the range of 5% to 10%. At the same time, we estimate that recurring revenue will improve in the next two fiscal years due to increased hosting bookings this fiscal year. Note that if this booking mix were to differ from our current estimate, there will be a corresponding impact on revenue timing. Based on this bookings split we estimate new hosting bookings to increase between 160% and 180% for fiscal 2012 and new license bookings to decrease between 25% and 30% for fiscal 2012. With the mix shift to more hosting bookings we now estimate fiscal 2012 new bookings growth to be in the range of 20% to 30%. This decrease from our original guidance of bookings growth in the range of 40% to 50% is due in part to the relatively higher economic value of new license and support bookings in the short term when compared to new hosting bookings where the economic value of the bookings increases over time.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Standard Time. To access the live call, please dial (866) 253-6505, or outside the U.S. (703) 639-1207, at least five minutes prior to the start time. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 266-2081 (U.S. toll-free) or (703) 925-2533 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is #1576238. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain (NASDAQ: EGAN) is a leading provider of cloud and on-site customer interaction hub software. For over a decade, eGain solutions have helped improve customer experience, optimize service process and grow sales—across the web, social, and phone channels. Hundreds of the world’s largest companies rely on eGain to transform their fragmented sales engagement and customer service operations into unified Customer Interaction Hubs (CIHs).

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To find out more about eGain, visit http://www.eGain.com or call the company’s offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

Note: eGain, the eGain logo, and all other eGain product names and slogans are trademarks or registered trademarks of eGain Communications Corp. in the United States and/or other countries. All other company names and products mentioned in this release may be trademarks or registered trademarks of the respective companies.

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Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain's forecasts (including the above stated guidance), beliefs, projections, expectations, including but not limited to our financial performance and guidance, the anticipated growth of our business, market trends, plans to invest in our business and expectations regarding the market acceptance of our products, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our partnerships; our future markets; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 27, 2011, and eGain’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements. Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Relations:
Eric Smit, CFO	Charles Messman or Todd Kehrli
408-636-4455	MKR Group, Inc.
iregain@eGain.com	323-468-2300
egan@mkr-group.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value data)

	March 31, 2012	June 30, 2011

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,159	$12,424
Short term investments	—	633
Current portion of restricted cash	37	39
Accounts receivable, net	5,823	8,197
Prepaid and other current assets	692	553

Total current assets	17,711	21,846
Property and equipment, net	1,912	1,015
Goodwill	4,880	4,880
Restricted cash, net of current portion	1,000	—
Other assets	769	483

Total assets	$26,272	$28,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,234	$924
Accrued compensation	2,865	3,279
Accrued liabilities	1,300	1,911
Capital lease obligation	—	28
Related party notes payable	5,453	4,975
Current portion of deferred revenue	6,012	5,215
Current portion of bank borrowings	1,667	1,667

Total current liabilities	18,531	17,999
Deferred revenue, net of current portion	369	609
Bank borrowings, net of current portion	2,083	3,333
Other long term liabilities	261	271

Total liabilities	21,244	22,212
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	326,221	325,569
Notes receivable from stockholders	(83)	(82)
Accumulated other comprehensive loss	(935)	(800)
Accumulated deficit	(320,199)	(318,699)

Total stockholders’ equity	5,028	6,012

Total liabilities and stockholders’ equity	$26,272	$28,224

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Revenue:
License	$2,849	$1,702	$8,767	$11,739
Recurring revenue	5,785	5,162	17,292	14,848
Professional services	2,873	2,051	6,669	4,890

Total revenue	11,507	8,915	32,728	31,477
Cost of license	10	14	(1)	36
Cost of recurring revenue	1,339	1,359	3,896	3,879
Cost of professional services	2,116	1,412	5,626	4,120

Gross profit	8,042	6,130	23,207	23,442

Operating expenses:
Research and development	1,566	1,308	4,372	4,065
Sales and marketing	5,966	3,165	15,023	9,595
General and administrative	1,445	900	4,286	2,490

Total operating expenses	8,977	5,373	23,681	16,150

Income / (loss) from operations	(935)	757	(474)	7,292
Interest expense, net	(199)	(270)	(588)	(832)
Other income (expense), net	(44)	112	(306)	83

Income / (loss) before income tax	(1,178)	599	(1,368)	6,543
Income tax provision	(54)	(32)	(132)	(116)

Net Income / (loss)	$(1,232)	$567	$(1,500)	$6,427

Per share information:
Basic net income / (loss) per common share	$(0.05)	$0.03	$(0.06)	$0.29

Diluted net income / (loss) per common share	$(0.05)	$0.02	$(0.06)	$0.27

Weighted average shares used in computing basic net income / (loss) per common share	24,376	22,648	24,289	22,265

Weighted average shares used in computing diluted net income / (loss) per common share	24,376	24,385	24,289	23,560

Summary of stock-based compensation included in the costs and operating expenses above:

Cost of professional services and recurring revenue	$21	$8	$53	$22
Research and development	$64	$12	$105	$41
Sales and marketing	$76	$11	$181	$32
General and administrative	$94	$23	$181	$63